Exhibit 21.1
SUBSIDIARIES OF TENABLE HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Tenable, Inc.	Delaware
Tenable Network Security Ireland Limited	Ireland
Indegy Ltd.	Israel
Tenable Public Sector LLC	Delaware